Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-201957 on Form S-8 of our report dated May 29, 2015, relating to the financial statements of Vista Outdoor Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the financial statements being derived from the consolidated financial statements and accounting records of Alliant Techsystems Inc. and certain expense allocations from Alliant Techsystems Inc. corporate functions through February 8, 2015) appearing in this Annual Report on Form 10-K of Vista Outdoor Inc. for the year ended March 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
May 29, 2015